Exhibit 99.1

Atlantic Coast Federal Corporation Announces Results of Stock Offering

WAYCROSS, Ga.--(BUSINESS WIRE)--January 31, 2011--Atlantic Coast Federal Corporation ("Atlantic Coast Federal") (NASDAQ: ACFC) today announced that Atlantic Coast Financial Corporation ("Atlantic Coast Financial"), the proposed holding company for Atlantic Coast Bank (the "Bank") and the successor company to Atlantic Coast Federal in connection with the mutual-to-stock conversion of Atlantic Coast Federal, MHC (the "MHC"), expects to sell approximately 1,710,857 shares of common stock at $10.00 per share for gross offering proceeds of approximately $17.1 million in its stock offering. The conversion and stock offering is subject to final regulatory approval. Orders submitted in compliance with all applicable laws in the subscription and community offerings will be filled in whole, including the order by Atlantic Coast Federal Corporation’s employee stock ownership plan.

Concurrent with the completion of the offering, shares of Atlantic Coast Federal's common stock currently owned by the public will be exchanged for shares of Atlantic Coast Financial common stock so that Atlantic Coast Federal's existing stockholders will own approximately the same percentage of Atlantic Coast Financial's common stock as they owned of Atlantic Coast Federal's common stock immediately prior to the conversion. As a result, stockholders of Atlantic Coast Federal will receive 0.1960 shares of Atlantic Coast Financial's common stock for each share of Atlantic Coast Federal common stock they own immediately prior to completion of the transaction. Cash in lieu of fractional shares will be paid at a rate of $10.00 per share. As a result of the offering and the exchange of shares, Atlantic Coast Financial will have approximately 2,629,442 shares outstanding after giving effect to the transaction.

Stifel, Nicolaus & Company, Incorporated acted as conversion advisor and marketing agent in the subscription and community offerings. Luse Gorman Pomerenk & Schick, P.C. acted as legal counsel to Atlantic Coast Federal, the MHC, Atlantic Coast Financial and the Bank.

The transaction is expected to close on February 3, 2011, at which time MHC and Atlantic Coast Federal will cease to exist and Atlantic Coast Financial will become the fully public stock holding company of the Bank. The shares of common stock of Atlantic Coast Federal will cease trading under the trading symbol "ACFC" on the NASDAQ Global Market at the close of business on February 3, 2011. The shares of common stock sold in the offering and issued in the exchange are expected to begin trading on the NASDAQ Global Market on February 4, 2011, under the trading symbol "ACFCD" for a period of 20 trading days and will thereafter resume trading under the symbol "ACFC."

Stock certificates for shares purchased in the subscription offering and community offering are expected to be mailed to subscribers on or about February 7, 2011. Stockholders of Atlantic Coast Federal holding shares in street name or in book-entry form will receive shares of Atlantic Coast Financial within their accounts. Stockholders of Atlantic Coast Federal holding shares in certificate form will be mailed a letter of transmittal on or about February 8, 2011, and will receive their shares of Atlantic Coast Financial common stock and a check representing cash in lieu of fractional shares after submitting their stock certificates and a properly completed letter of transmittal to Atlantic Coast Financial's transfer agent.

Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings bank that was organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. In November 2000, the credit union converted its charter from a federal credit union to a federal mutual savings association and, in January 2003, Atlantic Coast Federal Corporation was formed as the holding company. Atlantic Coast Federal Corporation completed its initial public stock offering in October 2004. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.AtlanticCoastBank.net, under the Investor Information section.

Atlantic Coast Bank, with approximately $893 million in assets as of September 30, 2010, is a community-oriented financial institution. It serves southeastern Georgia and northeastern Florida through 12 locations, with a focus on the Jacksonville metropolitan area.

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities. Atlantic Coast Federal Corporation undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy shares of common stock nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The securities are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any government agency.

CONTACT:
Corporate Communications, Inc.
Patrick J. Watson, 615-254-3376